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                                                                     Exhibit 8.2

                                    OGILVY
                                    RENAULT
                                    S.E.N.C.

                            BARRISTERS & SOLICITORS

                                    MONTREAL
                                 OGILVY RENAULT
                     1981 McGILL COLLEGE AVENUE, SUITE 1100
                        MONTREAL, QUEBEC, CANADA H3A 3C1
                           TELEPHONE: (514) 847-4747
                              FAX: (514) 286-5474
                             www.ogilvyrenault.com

DIRECT DIAL:

BY MESSENGER

                                                          Montreal, May 7, 1999


Gildan Activewear
725 Montee de Liesse
Montreal QC H4T 1P5

Attention:  Mr. H. Greg Chamandy
            Chairman of the Board and
            Chief Executive Officer
--------------------------------------

            RE: NEW ISSUE OF CLASS "A" SUBORDINATE VOTING SHARES OF GILDAN ACTIVEWEAR INC.
            --------------------------------------------------------

Dear Sirs:

     You have requested our opinion with respect to the Canadian federal income tax considerations which would apply to the acquisition, holding and disposition of Class "A" Subordinate Voting Shares (the "SHARES") of Gildan Activewear Inc. (the "COMPANY") pursuant to the above-mentioned offering (the "OFFERING") by persons (referred to herein as "UNITED STATES HOLDERS") who possess the following characteristics:

     1. Throughout the period during which a United States Holder owns the Shares, the holder is not resident in Canada for the purposes of the Income Tax Act R.S.C. 1985, c.1(5th suppl.) as amended (the "ACT").
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     2.   Throughout the time the United States Holder owns Shares, the Holder is a resident of the United States of America for the purposes of the Convention Between Canada and the United States of America With Respect to Taxes on Income and on Capital signed on September 26, 1980, as amended by the Protocols signed on June 14, 1983, March 28, 1984, March 17, 1995 and July 29, 1997 (the "CONVENTION").

     3. The Shares are "capital property" to the United States Holder for the purposes of the Act.

     4. The United States Holder does not use or hold and is not deemed for the purposes of the Act to use or hold the Shares in, or in the course of, carrying on a business in Canada for the purposes of the Act.

     In order for a person to be considered to be holding the Shares as capital property under the Act, that person must not hold those Shares in the course of carrying on a business and must not be considered to have acquired those shares in one or more transactions considered to be an adventure in the nature of trade, under the Act.

     The opinion set out hereunder takes into account the current provisions of the Act, the Regulations thereunder, all specific proposals to amend the Act publicly announced prior to the date of the Offering, the terms of the Convention and the current published administrative practices and policies of Revenue Canada, as we understand them. We have assumed for the purposes of this opinion that all proposals to amend the Act will be enacted or adopted in their present form and we otherwise have not taken into account or anticipated changes in the law, whether by way of judicial decision or legislative or administrative action nor have we taken into account any provincial, territorial or foreign (non-Canadian) tax legislation or considerations.

     Finally, this opinion is subject to the general limitation that applies to any statement regarding the application of the law to a class of persons, rather than a person in particular. It is not possible to state in a definitive manner the taxation consequences which would positively attach to a specific person without knowing the specific circumstances of such person. We would therefore recommend that each United States Holder seek his or her own professional advice with respect to the taxation consequences which apply to that person's acquisition, holding and disposition of Shares.
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                                    OPINION

     Based on the facts and subject to the assumptions and limitations set out above, we are of the opinion that:

1. Dividends paid or credited (or deemed to be paid or credited) on the Shares to a United States Holder that beneficially owns such dividends generally are subject to Canadian withholding tax at the rate of (i) 15% of the gross amount of such dividends, or (ii) where the United States Holder is a company that owns at least 10% of the voting stock of the Company, 5% of the gross amount of such dividends.

2. A United States Holder which is a trust company, organization or other arrangement generally exempt from income taxation in the United States in a given taxable year and operated exclusively either (i) to administer or provide pension, retirement or employee benefits or (ii) to earn income for the benefit of an organization referred to in (i) shall not be subject to Canadian withholding tax on dividends paid or credited (or deemed to be paid or credited) by the Company in such year unless such United States Holder is related to the Company or receives such dividends in the course of carrying on a trade or business.

3. A United States Holder will not be subject to tax under the Act on any gain in respect of the disposition or deemed disposition of Shares unless those Shares constitute "taxable Canadian property" to such United States Holder as defined in the Act. The Shares generally will not constitute taxable Canadian property to a United States Holder unless the United States Holder, persons with whom the United States Holder does not deal at arm's length, or the United States Holder and such persons collectively own or have at any time within the five-year period immediately prior to the disposition collectively owned, 25% or more of the issued shares of any class or series of Shares of the capital stock of the Company, including rights to acquire shares. Even if the Shares are taxable Canadian property to a United State Holder, under the Convention, gains derived by a United States Holder from the disposition of Shares would generally not be taxable in Canada unless the value of the Shares is derived principally from real property situated in Canada.
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     4.   No other taxes on income or capital are payable by United States
          Holders in respect of the Shares or the dividends thereon.

     We consent to the filing of this opinion as Exhibit 8.2 to the registration statement on Form F-1 to be filed by the Company with the Securities and Exchange Commission of the United States with respect to the Offering on or about May 7, 1999. In addition, we hereby consent to the incorporation by reference of this opinion and consent in a registration statement, if any, relating to the Offering filed by the Company pursuant to Rule 462(b) under the United States Securities Act of 1933, as amended.

                                        Yours truly,

                                        /s/ Ogilvy Renault